Exhibit 99.1

Contact:
Investor Relations
(713) 623-0060
hq@omegahouston.com

Omega Protein Announces Third Quarter Fiscal 2012 Financial Results

HOUSTON, TX – November 5, 2012 – Omega Protein Corporation (NYSE:OME), a nutritional ingredient company and the nation’s leading vertically integrated producer of omega-3 fish oil and specialty fish meal products, today reported financial results for the third quarter ended September 30, 2012.

Third Quarter 2012 Highlights:

•	Revenues: $77.8 million for the quarter, the highest quarterly revenues in Company history and a 73% sequential increase compared to the second quarter of 2012
•	Gross profit margin: 17.2% for the quarter, compared to 15.2% in the second quarter of 2012
•	U.S. Attorney investigation charge: Recorded $4.1 million for the quarter, compared to $0.1 million in the second quarter of 2012
•
Net income:  $0.2 million ($0.01 per diluted share), or $4.3 million ($0.21 per diluted share) excluding the investigation charge, for the quarter, compared to $2.5 million ($0.13 per diluted share) in the second quarter of 2012, or $0.3 million ($0.02 per diluted share) excluding the net gain on disposal of assets and investigation charge

•	Adjusted EBITDA: $11.6 million for the quarter, compared to $5.2 million in the second quarter of 2012

“We are pleased to report the highest quarterly revenues in the Company’s history, a result of strong fish catch, improved pricing and continued growth in our human nutrition business,,” commented Bret Scholtes, Omega Protein’s President and Chief Executive Officer.  “Our team has achieved these results in spite of experiencing fish oil yields this season that are the poorest in recent history.  Additionally, revenues for our human nutrition business are up 40% year-to-date.”

Mr. Scholtes continued, “Despite these accomplishments, financial results for the quarter were below our expectations due to the previously disclosed accrual related to the ongoing U.S. Attorney’s office investigation.  We look forward to bringing this investigation to a final resolution and have taken a number of steps this year to enhance our readiness to comply with the ever-increasing regulatory requirements of our business.  These actions include the development of an enhanced and more rigorous compliance program in consultation with outside experts, as well as the hiring of additional experienced personnel with maritime and environmental compliance expertise.”

Third Quarter 2012 Results

The Company’s revenues increased 73% from the second quarter of 2012 to $77.8 million in the third quarter.  The increase in revenues was primarily due to 124% higher fish meal sales volumes and 6% higher fish oil and fish meal sales prices, partially offset by 13% lower fish oil volumes.  The increase in fish meal sales volumes was primarily due to higher export volumes.  The increases in sales prices were primarily due to sales under newer, higher-priced contracts.  Fish oil sales volumes decreased as a result of lower available inventory due to the Company’s low fish oil yields.  The composition of revenue by nutritional product line was 75% fish meal, 16% fish oil, 6% specialty nutraceutical ingredients, and 3% fish solubles and other.  Cyvex, the Company’s human nutritional ingredient subsidiary, contributed $4.4 million of revenues to the third quarter of 2012 compared to $4.2 million in the previous quarter.

Third quarter of 2012 revenues increased 8% from $71.7 million in the same period last year.  The increase in revenues was primarily due to higher sales volumes of 30% for the Company’s fish meal and higher sales prices of 16% for the Company’s fish oil, partially offset by lower volumes of 49% for the Company’s fish oil.  The increase in fish meal sales volumes in the third quarter of 2012 was primarily due to higher export volumes.  The increase in fish oil sales prices was primarily due to an increased percentage of higher priced refined oil sales relative to lower priced crude oil sales for the same period last year.  Third quarter 2012 fish oil sales volumes were negatively impacted by the lack of available inventory due to low fish oil yields.  Cyvex’s revenues increased 27% from $3.4 million in the same period last year.

The Company reported gross profit of $13.4 million, or 17.2% as a percentage of revenues, for the third quarter of 2012, versus gross profit of $6.8 million, or 15.2% as a percentage of revenues, for the second quarter of 2012.  The increase in gross profit as a percentage of revenues was primarily due to higher fish oil and fish meal sales prices, partially offset by higher expected 2012 cost per unit of sales, which was largely the result of low yields.  The Company's total yields were 3% lower than the same period in the 2011 fishing season and were 10% lower than the five-year average.   These decreases were driven largely by fish oil yields, which were lower by 19% compared to those in the same period in the 2011 fishing season and were lower by 41% compared to the Company's five-year average.  The third quarter of 2012 also included $2.0 million of gross profit from Cyvex, or 44.6% as a percentage of Cyvex’s revenues, compared to $1.7 million of gross profit, or 40.1% as a percentage of Cyvex’s revenues, in the second quarter of 2012.

Third quarter gross profit was consistent with the same period a year ago at $13.4 million, and declined as a percentage of revenues from 18.7%, primarily due to the higher expected 2012 cost per unit of sales, which was partially offset by higher fish oil sales prices.  Cyvex’s gross profit increased from $1.7 million, and declined from 48.4% as a percentage of revenues, in the third quarter of 2011.

Selling, general and administrative expenses for the third quarter increased $0.2 million to $5.6 million compared to the second quarter of 2012.  Compared to the same period a year ago, selling, general and administrative expenses were consistent at $5.6 million.

The Company recorded an investigation charge of $4.1 million in the third quarter of 2012.  This relates to a previously disclosed ongoing investigation by the U.S. Attorney’s office.  This compares to $0.1 million in the second quarter of 2012 and no charge in the third quarter of 2011.

The third quarter of 2012 effective tax rate was 90.8% compared to 34.0% in the second quarter of 2012 and 28.3% in the same period last year.  The increase in the effective tax rate is primarily a result of the investigation charge, as such payments if made are expected to be primarily non-deductible for tax purposes.

Net income for the third quarter of 2012 was $0.2 million ($0.01 per diluted share) compared to $2.5 million ($0.13 per diluted share) for the second quarter of 2012 and $4.7 million ($0.24 per diluted share) for the same period last year.  Excluding the impact of the investigation charge, net income for the third quarter of 2012 would have been $4.3 million ($0.21 per diluted share), and excluding the impact of the net gain on disposal of assets and impact of the investigation charge, net income for the second quarter of 2012 would have been $0.3 million ($0.02 per diluted share).

Adjusted EBITDA, which excludes the investigation charge and net loss/gain of disposal of assets, among other adjustments, totaled $11.6 million for the third quarter of 2012, compared to $5.2 million for the second quarter of 2012 and $11.3 million for the same period last year.

Nine Month 2012 Results

Revenues in the current period decreased 6% to $162.5 million compared to revenues of $172.4 million for the nine months ended September 30, 2011. The decrease in revenues was primarily due to lower sales prices of 7% and lower sales volumes of 2% for the Company’s fish meal and lower sales volumes of 22% for the Company’s fish oil, partially offset by higher sales prices of 8% for the Company’s fish oil.  In addition, Cyvex contributed $14.6 million of revenues to the nine months ended September 30, 2012 as compared to $10.4 million for the nine months ended September 30, 2011.

The Company recorded gross profit of $29.1 million, 17.9% as a percentage of revenues, for the first nine months of 2012, versus gross profit of $43.9 million, 25.4% as a percentage of revenues, for the first nine months of 2011.  The declines were primarily due to decreases in fish meal sales prices and sales volumes of fish meal and oil as well as an increase in cost per unit of sales.

Net income for the nine months ended September 30, 2012 was $4.6 million ($0.23 per diluted share) compared to $33.6 million ($1.69 per diluted share) for the same period last year.  Excluding the impact of the investigation charge and net gain on disposal of assets, net income for the nine months ended September 30, 2012 would have been $6.4 million ($0.32 per diluted share).  Excluding the impact of two settlements totaling $27.0 million, the Company’s net income for the nine months ended September 30, 2011 would have been approximately $16.1 million ($0.81 per diluted share).

Adjusted EBITDA, which excludes the investigation charge, net loss/gain of disposal of assets and two settlements in 2011, among other adjustments, totaled $24.0 million for nine months ended September 30, 2012, as compared to $39.0 million for the same period last year.

Balance Sheet

The Company’s balance sheet remains strong, and stockholders’ equity increased to $205.9 million as of September 30, 2012.  Total debt decreased from $30.3 million on December 31, 2011 to $28.1 million on September 30, 2012.  The Company’s September 30, 2012 cash balance decreased $10.8 million from December 31, 2011 to $40.6 million, due primarily to expenditures made for the 2012 fishing season, capital spending, taxes and debt payments, partially offset by the sale of inventory.

Conference Call Information

Omega Protein will host a conference call on its third quarter of fiscal 2012 financial results at 8:30 a.m., Eastern Time, on Tuesday, November 6, 2012. The Company’s senior management team will be available to discuss recent financial results and current business trends as well as respond to questions.

Please dial (877) 407-3982 domestically or (201) 493-6780 internationally to join the call. Interested parties may also listen to the webcast live over the Internet at www.omegaproteininc.com.

A webcast replay of the conference call will be available beginning shortly after the conclusion of the call at www.omegaproteininc.com and will be available for 90 days. A telephonic replay of the conference call will be available through November 20, 2012. Domestic listeners can dial (877) 870-5176, and international listeners may dial (858) 384-5517. The replay access code 401976.

About Omega Protein

Omega Protein Corporation is a nutritional ingredient company that serves the human and animal nutrition markets.  Omega Protein is the nation's leading vertically integrated producer of omega-3 fish oil and specialty fish meal products, which are made from menhaden, an omega-3 rich fish which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.  The Company also sells a variety of non-marine ingredients to the dietary supplement industry.

Forward Looking Statements

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. Forward-looking information may be based on projections, predictions and estimates. Some statements in this press release may be forward-looking and use words like “may,” “may not,” “believes,” “do not believe,” “expects,” “do not expect,” “anticipates,” “do not anticipate,” “see,” “do not see,” or other similar expressions. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions, natural and other disasters and disease; (2) the impact of laws and regulations that may be enacted that may restrict the Company’s operations or the sale of the Company’s products; (3) the impact of worldwide supply and demand relationships on prices for the Company’s products; (4) the Company’s expectations regarding demand and pricing for its products proving to be incorrect; (5) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business and its deferral of inventory sales based on worldwide prices for competing products; (6) the long-term effect of the Deepwater Horizon oil spill on the Company’s business, operations and fish catch; (7) the business, operations, potential or prospects for the Company’s subsidiaries, Cyvex Nutrition, Inc. and InCon Processing, LLC, the dietary supplement market or the human health and wellness segment generally; (8) the cost of compliance with existing and future government regulations and (9) the ultimate disposition of the ongoing U.S. Attorney’s office investigation and the resulting impact on the Company’s operations and financial results. Other factors are described in further detail in the Company’s filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form 10-Q and Form 8-K.

OMEGA PROTEIN CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(Dollars in thousands)

	September 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$40,617	$51,391
Receivables, net	29,883	16,788
Inventories	78,741	64,893
Deferred tax asset, net	238	1,784
Prepaid expenses and other current assets	5,516	2,238
Total current assets	154,995	137,094
Other assets, net	8,728	5,423
Energy swap asset, net of current portion	95	—
Property, plant and equipment, net	128,768	122,512
Goodwill and other intangible assets, net	12,429	12,801
Total assets	$305,015	$277,830

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$3,080	$2,992
Current portion of capital lease obligation	407	517
Accounts payable	2,199	3,779
Accrued liabilities	44,659	19,818
Total current liabilities	50,345	27,106
Long-term debt, net of current maturities	24,991	27,302
Capital lease obligation, net of current portion	—	268
Energy swap liability, net of current portion	—	113
Deferred tax liability, net	13,180	13,900
Pension liabilities, net	8,904	10,868
Other long-term liabilities	1,742	1,712
Total liabilities	99,162	81,269
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 10,000,000 authorized shares; none issued	—	—
Common Stock, $0.01 par value; 80,000,000 authorized shares; 19,682,635 and 19,568,851 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	195	194
Capital in excess of par value	128,086	124,817
Retained earnings	86,800	82,229
Accumulated other comprehensive loss	(9,228)	(10,679)
Total stockholders’ equity	205,853	196,561
Total liabilities and stockholders’ equity	$305,015	$277,830

OMEGA PROTEIN CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenues	$77,778	$71,741	$162,499	$172,373
Cost of sales	64,380	58,315	133,362	128,511
Gross profit	13,398	13,426	29,137	43,862

Selling, general, and administrative expense	5,645	5,613	16,373	15,231
Research and development expense	553	466	1,672	1,450
Charges related to U.S. Attorney investigation	4,137	—	4,440	—
Impairment of intangible assets	129	—	129	—
Proceeds/gains resulting from Gulf of Mexico oil spill	—	—	—	(26,177)
Other proceeds/gains resulting from natural disaster, net – 2005 storms	—	—	—	(787)
(Gain) loss on disposal of assets	30	199	(3,752)	649
Operating income	2,904	7,148	10,275	53,496
Interest income	11	6	21	34
Interest expense	(299)	(496)	(996)	(1,638)
Other expense, net	(94)	(50)	(282)	(164)
Income before income taxes	2,522	6,608	9,018	51,728

Provision for income taxes	2,291	1,873	4,447	18,134
Net income	231	4,735	4,571	33,594

Other comprehensive income (loss):

Energy swap adjustment, net of tax expense (benefit) of $545, ($864), $383 and ($395), respectively	1,011	(1,605)	711	(756)
Pension benefits adjustment, net of tax expense of $133, $105, $398 and $123, respectively	248	194	740	583
Comprehensive income	$1,490	$3,324	$6,022	$33,421
Basic earnings per share	$0.01	$0.24	$0.23	$1.75
Weighted average common shares outstanding	19,683	19,374	19,630	19,200
Diluted earnings per share	$0.01	$0.24	$0.23	$1.69
Weighted average common shares and potential common share equivalents outstanding	20,239	20,073	20,102	19,931

OMEGA PROTEIN CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in thousands)

	Nine Months Ended September 30,
	2012	2011
Cash flows from operating activities:
Net income	$4,571	$33,594
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,308	12,072
Other proceeds/gains resulting from natural disaster, net – 2005 storms	—	(787)
(Gain) loss on disposal of assets	(3,752)	649
Impairment of intangible assets	129	—
Provisions for losses on receivables	36	36
Stock-based compensation	2,777	2,408
Deferred income taxes	443	4,703
Changes in assets and liabilities:
Receivables	(13,312)	(14,557)
Inventories	(13,848)	(8,075)
Prepaid expenses and other current assets	(2,392)	(2,088)
Other assets	(3,958)	(4,524)
Accounts payable	(1,580)	252
Accrued liabilities	24,954	28,124
Pension liability, net	(1,224)	(639)
Other long term liabilities	30	—
Net cash provided by operating activities	6,182	51,168
Cash flows from investing activities:
Proceeds from disposition of assets	5,930	2,232
Acquisition of InCon, purchase price adjustment	181	(9,028)
Acquisition of Cyvex, net of cash acquired	—	(2,086)
Capital expenditures	(20,570)	(13,248)
Net cash used in investing activities	(14,459)	(22,130)
Cash flows from financing activities:
Principal payments of long-term debt	(2,223)	(2,238)
Principal payments of capital lease obligation	(378)	(356)
Debt issuance costs	(389)	—
Proceeds from stock options exercised	459	2,879
Excess tax benefit of stock options exercised	34	1,913
Net cash (used in) provided by financing activities	(2,497)	2,198
Net (decrease) increase in cash and cash equivalents	(10,774)	31,236
Cash and cash equivalents at beginning of year	51,391	19,784
Cash and cash equivalents at end of period	$40,617	$51,020

Adjusted EBITDA to Net Income Reconciliation
The following table provides a reconciliation of Adjusted EBITDA, a non-GAAP (Generally Accepted Accounting Principles) financial measure, to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three months ended September 30, 2012, June 30, 2012 and September 30, 2011 and nine months ended September 30, 2012 and 2011:

	Three Months Ended
	September 30, 2012	June 30, 2012	September 30, 2011
Net Income	$231	$2,510	$4,735
Reconciling items:
Interest expense	268	270	496
Income tax provision	2,291	1,291	1,873
Depreciation and amortization	4,510	4,471	4,022
Charge related to U.S. Attorney investigation	4,137	70	—
Impairment of intangible assets	129	—	—
GCCF and 2005 hurricane litigation settlement	—	—	—
Net (gain) loss on disposal of assets	30	(3,385)	199
Adjusted EBITDA	$11,596	$5,227	$11,325

	Nine Months Ended
	September 30, 2012	September 30, 2011
Net Income	$4,571	$33,594
Reconciling items:
Interest expense	892	1,638
Income tax provision	4,447	18,134
Depreciation and amortization	13,308	11,942
Charge related to U.S. Attorney investigation	4,440	—
Impairment of intangible assets	129	—
GCCF and 2005 hurricane litigation settlement	—	(26,964)
Net (gain) loss on disposal of assets	(3,752)	649
Adjusted EBITDA	$24,035	$38,993

Adjusted EBITDA represents net income before interest expense, income tax, depreciation and amortization, charge related to U.S. Attorney investigation, GCCF and 2005 hurricane litigation settlements and net (gain) loss on disposal of assets. The Company has reported Adjusted EBITDA because it believes Adjusted EBITDA is a measure commonly reported and widely used by investors as an indicator of a company's operating performance. The Company believes Adjusted EBITDA assists such investors in comparing a company's performance on a consistent basis. Adjusted EBITDA is not a calculation based on GAAP and should not be considered an alternative to net income in measuring our performance or used as an exclusive measure of cash flow because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions and other sources and uses of cash which are disclosed in our consolidated statements of cash flows. Investors should carefully consider the specific items included in our computation of Adjusted EBITDA. While Adjusted EBITDA has been disclosed herein to permit a more complete comparative analysis of our operating performance relative to other companies, investors should be cautioned that Adjusted EBITDA as reported by us may not be comparable in all instances to Adjusted EBITDA as reported by us or by other companies. Adjusted EBITDA amounts may not be fully available for management's discretionary use, due to certain requirements to conserve funds for capital expenditures, debt service and other commitments, and therefore management relies primarily on our GAAP results. Adjusted EBITDA is not intended to represent net income as defined by GAAP and such information should not be considered as an alternative to net income, cash flow from operations or any other measure of performance prescribed by GAAP in the United States